EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan of our reports dated February 13, 2015, with respect to the consolidated financial statements and schedule of NeuStar, Inc. and the effectiveness of internal control over financial reporting of NeuStar, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
November 4, 2015